Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated November 18, 2009

Relating to Preliminary Prospectus Supplement

Dated November 16, 2009 and Prospectus Dated November 13, 2009

Registration Nos. 333-162370 and 333-162370-01

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS: CenterPoint Energy Restoration Bond Company, LLC (the “Issuing Entity”) and CenterPoint Energy Houston Electric, LLC (“CenterPoint Houston”) have filed a registration statement (including a prospectus and prospectus supplement) (Registration Nos. 333-162370 and 333-162370-01) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuing Entity and CenterPoint Houston have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuing Entity or Goldman, Sachs & Co. or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman, Sachs & Co. toll free at (1-866-471-2525).

CENTERPOINT ENERGY RESTORATION BOND COMPANY, LLC

PRICING TERM SHEET

$664,859,000

Senior Secured System Restoration Bonds

Syndicate:	Bookrunning Senior Manager: Goldman, Sachs & Co. Bookrunner: Citigroup Global Markets Inc. Co-Managers: Morgan Stanley & Co. Incorporated, RBS Securities Inc. and Loop Capital Markets, LLC

Expected Ratings:* (Moody’s/ S&P/ Fitch)    Aaa/AAA/AAA

Closing Date / Settlement Date: We expect that delivery of the Senior Secured System Restoration Bonds (the “Bonds”) will be made to investors on or about November 25, 2009 (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days (such settlement referred to as “T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Bonds on the date of pricing or on the next business day will be required, by virtue of the fact that the Bonds initially will settle at T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of pricing or the next business day should consult their advisors.

Closing Date / Settlement Date: November 25, 2009

Interest Payment Dates:    February 15 and August 15, commencing on August 15, 2010

Proceeds to Issuing Entity:    The total amount of proceeds to the Issuing Entity (as defined below) after underwriting discounts and commissions and before deduction of expenses (estimated to be approximately $3,700,000) is $662,134,148.

Financial Advisory / Structuring Fee:    Goldman, Sachs & Co., as structuring advisor to CenterPoint Houston, has rendered certain structuring services to CenterPoint Houston and will receive a net fee of $600,000 for such services, which is included in estimated expenses.

*	A security rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	No. of Scheduled Semi-Annual Principal Payments	Interest Rate	Initial Price to Public*
A-1	224,788,000	3.00	2/15/2015	2/15/2016	10	1.833%	99.99734%
A-2	160,152,000	7.00	8/15/2018	8/15/2019	8	3.460%	99.99066%
A-3	279,919,000	10.82	8/15/2022	8/15/2023	9	4.243%	99.98411%

*	Interest on the Bonds will accrue from November 25, 2009 and must be paid by the purchaser if the Bonds are delivered after that date.

Expected Sinking Fund Schedule*

	Tranche A-1	Tranche A-2	Tranche A-3
Tranche Size	$224,788,000	$160,152,000	$279,919,000
Date
8/15/2010	$ 19,975,886	$ –	$ –
2/15/2011	$ 25,005,828	$ –	$ –
8/15/2011	$ 18,555,065	$ –	$ –
2/15/2012	$ 25,732,864	$ –	$ –
8/15/2012	$ 19,285,492	$ –	$ –
2/15/2013	$ 26,467,420	$ –	$ –
8/15/2013	$ 19,608,165	$ –	$ –
2/15/2014	$ 26,806,682	$ –	$ –
8/15/2014	$ 20,204,359	$ –	$ –
2/15/2015	$ 23,146,239	$ 4,322,201	$ –
8/15/2015	$ –	$ 20,874,832	$ –
2/15/2016	$ –	$ 28,378,411	$ –
8/15/2016	$ –	$ 22,003,398	$ –
2/15/2017	$ –	$ 29,608,796	$ –
8/15/2017	$ –	$ 23,236,808	$ –
2/15/2018	$ –	$ 30,969,180	$ –
8/15/2018	$ –	$ 758,374	$ 23,865,000
2/15/2019	$ –	$ –	$ 32,584,360
8/15/2019	$ –	$ –	$ 26,278,225
2/15/2020	$ –	$ –	$ 34,363,783
8/15/2020	$ –	$ –	$ 27,912,028
2/15/2021	$ –	$ –	$ 36,102,608
8/15/2021	$ –	$ –	$ 29,573,441
2/15/2022	$ –	$ –	$ 37,889,845
8/15/2022	$ –	$ –	$ 31,349,710
Total Payments	$224,788,000	$160,152,000	$279,919,000

*	Totals may not add due to rounding.

Expected Amortization Schedule*

	Tranche A-1	Tranche A-2	Tranche A-3
Tranche Size	$224,788,000	$160,152,000	$279,919,000
Date
11/25/2009 (Closing Date)	$224,788,000	$160,152,000	$279,919,000
8/15/2010	$204,812,114	$160,152,000	$279,919,000
2/15/2011	$179,806,286	$160,152,000	$279,919,000
8/15/2011	$161,251,221	$160,152,000	$279,919,000
2/15/2012	$135,518,357	$160,152,000	$279,919,000
8/15/2012	$116,232,865	$160,152,000	$279,919,000
2/15/2013	$ 89,765,445	$160,152,000	$279,919,000
8/15/2013	$ 70,157,280	$160,152,000	$279,919,000
2/15/2014	$ 43,350,598	$160,152,000	$279,919,000
8/15/2014	$ 23,146,239	$160,152,000	$279,919,000
2/15/2015	$ –	$155,829,799	$279,919,000
8/15/2015	$ –	$134,954,967	$279,919,000
2/15/2016	$ –	$106,576,556	$279,919,000
8/15/2016	$ –	$ 84,573,158	$279,919,000
2/15/2017	$ –	$ 54,964,362	$279,919,000
8/15/2017	$ –	$ 31,727,554	$279,919,000
2/15/2018	$ –	$ 758,374	$279,919,000
8/15/2018	$ –	$ –	$256,054,000
2/15/2019	$ –	$ –	$223,469,640
8/15/2019	$ –	$ –	$197,191,415
2/15/2020	$ –	$ –	$162,827,632
8/15/2020	$ –	$ –	$134,915,604
2/15/2021	$ –	$ –	$ 98,812,996
8/15/2021	$ –	$ –	$ 69,239,555
2/15/2022	$ –	$ –	$ 31,349,710
8/15/2022	$ –	$ –	$ –

*	Totals may not add due to rounding.